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                                                                     EXHIBIT 1.2


                        1,300,000 Shares of Common Stock

                           ESSEX PROPERTY TRUST, INC.

                            (a Maryland corporation)

                          (Par Value $0.0001 Per Share)

                                PRICING AGREEMENT


                                September 4, 1997


Lehman Brothers Inc.
3 World Financial Center
New York, New York  10285


Ladies and Gentlemen:

                  Reference is made to the Purchase Agreement dated September 4, 1997 (the "Purchase Agreement") among Essex Property Trust, Inc., a Maryland corporation (the "Company"), Essex Portfolio, L.P., and Lehman Brothers Inc. (the "Underwriter"). The Purchase Agreement provides for the purchase by the Underwriter from the Company, subject to the terms and conditions set forth therein, of the above shares of Common Stock (the "Initial Securities") and an aggregate of 195,000 additional shares (the "Option Securities") of the Company's Common Stock, par value $0.0001 per share. The Initial Securities and the Option Securities are collectively hereinafter called the "Securities."

                  Pursuant to Section 2 of the Purchase Agreement, the Company agrees with the Underwriter as follows:

                  (1) The purchase price per share for the Securities to be paid by the Underwriter shall be $31.00.




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                  (2)      The public offering price per share for the
                           Securities shall be at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.






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                 If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Underwriter and the Company in accordance with its terms.



                                       Very truly yours,

                                       ESSEX PROPERTY TRUST, INC.



                                       By:  ____________________________________
                                            Name:  Michael J. Schall
                                            Title: Executive Vice President and
                                                   Chief Financial Officer




CONFIRMED AND ACCEPTED,
  as of the date first above written:



LEHMAN BROTHERS INC.


By:  ____________________________________
     Name:
     Title: